Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As an independent registered public accounting firm, we hereby consent to the incorporation of our report dated May 6, 2005 into this Form 11-K and to incorporation by reference of such report and the plan annual financial statements prepared in connection therewith in Form S-8, No.333-58784, previously filed by Northern Trust Corporation.

/s/ Hill, Taylor LLC
HILL, TAYLOR LLC

Chicago, Illinois

June 28, 2005